UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

MATCH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37636 (Commission File Number)	26-4278917 (IRS Employer Identification No.)

8750 North Central Expressway, Suite 1400
Dallas, TX 75231
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 576-9352

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.
Under the terms of the Employee Matters Agreement dated as of November 24, 2015, by and between IAC/InterActiveCorp (“IAC”) and Match Group, Inc. (the “Company”), as amended effective as of April 13, 2016 (the “Employee Matters Agreement”), IAC may cause certain equity awards of the Company to be settled in shares of IAC common stock, par value $0.001 (“IAC Common Stock”) and cause the Company to reimburse IAC for the cost of such shares of IAC Common Stock by issuing shares of Company common stock, par value $0.001 (“Company Common Stock”) to IAC.
On August 9, 2017, 7,564,428 shares of Company Common Stock were issued to IAC following IAC’s election to cause the Company to settle certain recent exercises of Company equity awards related to the settlement of the Tinder equity plan in IAC Common Stock. Had IAC not exercised this right, substantially the same number of shares of Company Common Stock would have been issued directly to holders of the underlying Company equity awards.
The issuances of Company Common Stock described above did not involve any underwriters or public offerings and the Company believes that such issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of such act.

Item 7.01.	Regulation FD Disclosure.
In connection with the exercises of certain of the Company equity awards referenced above, the Company has made cash payments of $414.2 million to cover both withholding taxes paid on behalf of the exercising employees and the after-tax value of a portion of such exercised awards. The cash settlement of a portion of such exercised awards was negotiated among the Company and the exercising parties and was not an original term of the underlying awards. As a result of the net settlement of the exercised awards, including the settlement of a portion of such awards in cash, the number of Match Group common shares that would have been issued upon exercise of Company equity awards was reduced by approximately 22.0 million Match Group common shares. In addition, we expect a reduction in future corporate income taxes by virtue of the corporate income tax deduction we will recognize based on the intrinsic value of the awards exercised, although the timing of the realization of the cash benefit of the income tax deduction may be delayed because it is dependent upon the amount and timing of future taxable income and the timing of estimated tax payments.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

By:	/s/ Gary Swidler
Gary Swidler
Chief Financial Officer

Date: August 10, 2017